Exhibit (d)(21)

AMENDMENT NO. 20 TO

AMENDED AND RESTATED ADVISORY AGREEMENT

THIS AMENDMENT NO. 20 TO AMENDED AND RESTATED ADVISORY AGREEMENT (this “Amendment”), effective as of March 20, 2026 by and between Schwab Strategic Trust (the “Trust”) and Charles Schwab Investment Management, Inc. (the “Adviser”).

WHEREAS, Trust and Adviser entered into an Amended and Restated Advisory Agreement, dated March 1, 2017 (the “Advisory Agreement”), pursuant to which Adviser serves as investment adviser to the Trust on behalf of the series set forth on Schedule A to the Advisory Agreement; and

WHEREAS, the parties hereto desire to amend Schedule A to amend Schedule A to the Advisory Agreement to reflect an additional series of the Trust. NOW, THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Schedule A of the Advisory Agreement is hereby amended to to add the following fund:

Schwab International Bond ETF

2.	Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Advisory Agreement shall continue in full force and effect. Capitalized terms not defined herein shall have the same meaning as set forth in the Advisory Agreement.

3.	Entire Agreement. The Advisory Agreement as modified by this Amendment constitutes the entire agreement among the parties with respect to the subject matter contained herein and therein and may only be amended by a writing executed by all parties.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date set forth above.

SCHWAB STRATEGIC TRUST, on behalf of each		CHARLES SCHWAB INVESTMENT
Fund listed on Schedule A		MANAGEMENT, INC.

By:	/s/ Patrick Cassidy	By:	/s/ Omar Aguilar
Name:	Patrick Cassidy	Name:	Omar Aguilar
Title:	Chief Investment Officer	Title:	Chief Executive Officer

SCHEDULE A

to the

ADVISORY AGREEMENT

dated as of March 20, 2026 between

SCHWAB STRATEGIC TRUST

and

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily, at an annual rate, based on the average daily net assets of the respective Fund, in accordance the following fee schedule:

Fund	Rate
Schwab U.S. Broad Market ETF	0.03%*
Schwab U.S. Large-Cap ETF	0.03%*
Schwab U.S. Large-Cap Growth ETF	0.04%*
Schwab U.S. Large-Cap Value ETF	0.04%*
Schwab U.S. Small-Cap ETF	0.04%*
Schwab International Equity ETF	0.03%*
Schwab International Small-Cap Equity ETF	0.08%*
Schwab Emerging Markets Equity ETF	0.07%*
Schwab U.S. TIPS ETF	0.03%*
Schwab Short-Term U.S. Treasury ETF	0.03%*
Schwab Intermediate-Term U.S. Treasury ETF	0.03%*
Schwab U.S. REIT ETF	0.07%*
Schwab U.S. Mid-Cap ETF	0.04%*
Schwab U.S. Aggregate Bond ETF	0.03%*
Schwab U.S. Dividend Equity ETF	0.06%*
Schwab Fundamental U.S. Broad Market ETF	0.25%*
Schwab Fundamental U.S. Large Company ETF	0.25%*
Schwab Fundamental U.S. Small Company ETF	0.25%*
Schwab Fundamental International Equity ETF	0.25%*
Schwab Fundamental International Small Equity ETF	0.39%*
Schwab Fundamental Emerging Markets Equity ETF	0.39%*
Schwab 1000 Index ETF	0.03%*
Schwab 1-5 Year Corporate Bond ETF	0.03%*
Schwab 5-10 Year Corporate Bond ETF	0.03%*
Schwab Long-Term U.S. Treasury ETF	0.03%*
Schwab International Dividend Equity ETF	0.08%*
Schwab Ariel Opportunities ETF	0.59%*
Schwab Crypto Thematic ETF	0.30%*
Schwab Municipal Bond ETF	0.03%*
Schwab High Yield Bond ETF	0.03%*
Schwab Ultra-Short Income ETF	0.14%*
Schwab Mortgage-Backed Securities ETF	0.03%*
Schwab Core Bond ETF	0.16%*
Schwab Government Money Market ETF	0.28%*
Schwab International Bond ETF	0.07%*

*	The Adviser will pay the operating expenses of the Fund, excluding taxes, any brokerage expenses, and extraordinary or non-routine expenses.